EXHIBIT 99.1
                                                             FORM 10-K
                                          YEAR ENDED DECEMBER 31, 2001





                              March 27, 2002





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X. Bucyrus International, Inc. (the "Company") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of the Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive loss, common shareholders' investment and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.
                              Sincerely,

                              BUCYRUS INTERNATIONAL, INC.



                              Craig R. Mackus
                              Controller and Secretary